Consent of Independent Certified Public Accountants

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Gerald Stevens, Inc. for the registration of 1,632,793 shares of its common stock and to the incorporation by reference therein of our reports dated October 8, 1998, with respect to the consolidated financial statements and schedule of Gerald Stevens, Inc. included in its Annual Report (Form 10-K) for the year ended August 31, 1997, filed with the Securities and Exchange Commission.

/s/ Ernst & Young L.L.P

Tampa, Florida
December 7, 1999